UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

Alternative Energy & Environmental Solutions, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Nevada	333-170118	27-2830681
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

159 North State Street Newtown PA	18940
(Address of Principal Executive Offices)	(Zip Code)

215-968-1600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 22, 2012 Alternative Energy & Environmental Solutions, Inc.  (the “Company”), Scott Williams and David Callan (the “Sellers”) and Peter Coker (the “Purchaser”) entered into and closed a stock purchase agreement (the “Stock Purchase Agreement”), whereby the Purchaser purchased from the Sellers 4,900,000 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), representing approximately 81.5% of the issued and outstanding shares of the Company, for an aggregate purchase price of $490 (the “Purchase Price”).

In connection with the foregoing, the Sellers relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions not involving a public offering.

The foregoing description of the terms of the Stock Purchase Agreement is qualified in its entirety by reference to the provisions of the agreement filed as Exhibit 10.1 to this report, which is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Items 1.01 of this Report, which disclosure is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

Reference is made to the disclosure set forth under Items 1.01 and 5.02 of this Report, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

In connection with the closing of the Stock Purchase Agreement, on May 22, 2012, Scott Williams, Dave Callan and John Tilger each submitted to the Company a resignation letter pursuant to which they resigned from their respect positions as directors of the Company. In addition, Scott Williams resigned from his position as President and Chief Executive Officer of the Company and Dave Callan resigned from his position as Chief Financial Officer and Secretary of the Company. The resignations of Mr. Williams, Mr. Callan and Mr. Tilger were not a result of any disagreements relating to the Company’s operations, policies or practices.

On May 22, 2012,  by a consent to action without meeting by unanimous consent of the board of directors of the Company (the “Board”), the Board accepted the resignations of Mr. Williams, Mr. Callan and Mr. Tilger and appointed Peter Coker serve as the President, Chief Executive Officer, Chief Financial Officer and sole director of the Company.

Peter Coker is the founder and Managing Director of Tryon Capital Ventures, a Merchant Banking firm in Chapel Hill, NC since January 2004. Mr. Coker’s role has been to consult with companies and assist them  in completing their funding, doing restructurings, or getting them public. He works with companies from the Southeastern part of the US and Asia.  From January 2000 to December 2003 Mr. Coker was the founder and Managing Director of Tryon Capital Partners, a Merchant Banking firm in Chapel Hill, NC. Mr. Coker’s role was to consult with companies that needed to raise debt or equity and to take a position on the Board of those companies in order to help steer them to a goal. He assisted in the Capital Restructuring of companies along with assisting in the Leveraged Buy Out process with some entities.  From January 1996 to December 1999 Mr. Coker was the Managing Director of Capital Investment Partners, an Investment Banking Firm in Raleigh, NC. Mr. Coker’s role was to assist companies in their Capital Raise, Capital Restructuring, Mergers and Acquisitions, Leveraged Buy Outs, and taking them to the Public Markets.  From October 1979 to December 1995 Mr. Coker was the founder and Managing Director of American Asset Management Company, Inc., a Registered Investment Advisory firm in New York City. He managed both Institutional and Individual Portfolios with full discretion. He managed over a billion dollars with over half of that in Institutional Portfolios from the United States. Slightly less than half was from offshore investors which were invested in Sovereign Bonds with a Currency Hedge. American Asset Management Company, Inc. managed Endowment Funds, Taft Hartley Funds, Pension and Profit Sharing Funds, Corporate Funds, and High Net Worth Individuals.

As of the date of this Report, there has not been any material plan, contract or arrangement (whether or not written) to which any of our officers or directors are a party in connection with their appointments as officers or directors of the Company.

Family Relationships

There are no family relationships between Mr. Coker and any previous officers or directors of the Company.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

The Company has not entered into any employment agreements with any of its officers.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is furnished herewith:

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated May 22, 2012, by and among Alternative Energy & Environmental Solutions, Inc. , Scott Williams, David Callan and Peter Coker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.

DATED: May 25, 2012	By:	/s/ Peter Coker
Peter Coker
President, Chief Executive Officer, Chief Financial Officer and Director